Execution Copy AVAYA Security Transfer Agreement (#283650FRA) AVAYA GMBH & CO. KG AVAYA DEUTSCHLAND GMBH AVAYA INTERNATIONAL SALES LIMITED as Transferors and CITIBANK, N.A. as Administrative Agent SECURITY TRANSFER AGREEMENT (Sicherungsübereignung) Skadden, Arps, Slate, Meagher & Flom LLP An der Welle 3 60322 Frankfurt am Main Germany Exhibit 10.16

CONTENTS

CLAUSE		PAGE
1.	Definitions and Rules of Construction	3
2.	Transfer of Title	5
3.	Security Purpose of Transfer	6
4.	List of Transferred Assets	6
5.	Retention of Title Arrangements	7
6.	Statutory Lien	7
7.	Use of and Labelling of Transferred Assets	8
8.	Premises	8
9.	Disposal and Transfer of Transferred Assets	8
10.	Revocation of Rights	9
11.	Representations	9
12.	Undertakings	10
13.	Enforcement	11
14.	Limitations on Enforcement relating to the German Transferors	12
15.	Bookkeeping and Data Processing	13
16.	Recourse Claims	14
17.	Right of Inspection	14
18.	Costs and Expenses	15
19.	Indemnity	15
20.	Duration and Independence	15
21.	Retransfer of Transferred Assets	15
22.	Notices and Language	16
23.	Partial Invalidity; Waiver	17
24.	Counterparts and conclusion of this agreement	17
25.	Amendments	18
26.	Assigns and Transferees	18
27.	Applicable Law; Jurisdiction	18

AVAYA Security Transfer Agreement (#283650FRA)

- 2 - AVAYA Security Transfer Agreement (#283650FRA) This SECURITY TRANSFER AGREEMENT (the "Agreement") is s dated as of 4 June 2015 and entered into BETWEEN: (1) AVAYA GMBH & CO. KG, a limited partnership with a limited liability company as its general partner (GmbH & Co. KG) organized under the laws of the Federal Republic of Germany, with registered office at Theodor-Heuss-Allee 112, 60486 Frankfurt am Main, Germany, registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Frankfurt under registration number HRA 29419 (the "Transferor 1"); (2) AVAYA DEUTSCHLAND GMBH, a limited liability company (Gesellschaft mit beschränkter Haftung) constituted under the laws of the Federal Republic of Germany, with registered office at Theodor-Heuss-Allee 112, 60486 Frankfurt am Main, Germany, registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Frankfurt under registration number HRB 100757 (the "Transferor 2"; Transferor 1 and Transferor 2 collectively referred to as the "German Transferors"); (3) AVAYA INTERNATIONAL SALES LIMITED, a company incorporated under the laws of Ireland, with registered office at The Atrium, Block A, Blackthorn Road, Sandyford Business Park, Sandyford, Dublin 18, Ireland and registered number 342279 (the "Transferor 3"; the German Transferors and Transferor 3 are collectively referred to as the "Transferors"); and (4) Citibank, N.A., in its capacity as administrative agent under the Credit Agreement (as defined below), (the "Administrative Agent"). The Transferors and the Administrative Agent are hereinafter collectively referred to as the "Parties" and each also as a "Party". WHEREAS: (A) Reference is made to that certain credit agreement, dated as of 4 June 2015, among Avaya Canada Corp., an unlimited liability company organized under the laws of the province of Nova Scotia, Avaya UK, a company incorporated under the laws of England and Wales, Avaya International Sales Limited, a limited liability company incorporated under the laws of Ireland, and the Transferors as borrowers (collectively, the "Borrowers"), the other loan parties from time to time party thereto, the lenders from time to time party thereto, the Administrative Agent, and each other party thereto (as amended, restated, supplemented, confirmed or otherwise modified from time to time the "Credit Agreement"). (B) Each Transferor has agreed to transfer legal title in its inventory to the Administrative Agent as security for the Secured Obligations (as defined below). (C) The security interest created pursuant to this Agreement is to be held and administered by the Administrative Agent for itself and on behalf of the Secured

- 3 - AVAYA Security Transfer Agreement (#283650FRA) Parties (as defined below) pursuant to the Credit Agreement. NOW THEREFORE, the Parties agree as follows: 1. DEFINITIONS AND RULES OF CONSTRUCTION 1.1 Definitions In this Agreement: "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in New York City, USA, or Frankfurt am Main are authorized or required by law to close. "Currents Assets" means currents assets (Umlaufvermögen), comprising any and all raw, auxiliary and process materials (Roh-, Hilfs- und Betriebsstoffe), unfinished products, unfinished services (unfertige Erzeugnisse, unfertige Leistungen) and finished goods and goods for resale (fertige Erzeugnisse und Waren) within the meaning of section 266 para. 2 lit. B no. I items 1., 2. and 3. of the German Commercial Code (Handelsgesetzbuch, "HGB"). "Event of Default" means any event of default as defined and set out in Section 8.01 of the Credit Agreement. "Parallel Obligations" means the independent obligations of any Loan Party arising pursuant to Section 10.30 of the Credit Agreement or under any other abstract acknowledgement of indebtedness (abstraktes Schuldanerkenntnis) in favour of the Administrative Agent granted in relation to the Loan Documents. "Secured Obligations" has the meaning as ascribed to the term "Obligations" in the Credit Agreement, including, the Parallel Obligations. The Secured Obligations shall include any obligation based on unjust enrichment (ungerechtfertigte Bereicherung) or tort (Delikt). "Secured Parties" means the "Secured Parties" as defined in the Credit Agreement. "Security" means any mortgage, charge, pledge, Lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect granted by any Foreign Loan Party under the Loan Documents with a view to securing the Secured Obligations or any other rights of any Secured Party. 1.2 Construction (a) In this Agreement the word(s): (i) "include", "includes", "including" and "in particular" shall be construed as illustrative only and not as limiting the generality of any preceding words;

- 4 - AVAYA Security Transfer Agreement (#283650FRA) (ii) "hereby", "herein", "hereof", "hereunder" and "herewith", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof; (iii) "person" includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality); (iv) "promptly" means without undue delay (ohne schuldhaftes Zögern); and (v) "will" shall be construed to have the same meaning and effect as the word "shall". (b) Unless a contrary indication appears, words importing the plural shall include the singular and vice versa. (c) Capitalised terms used but not otherwise defined herein shall have the meaning ascribed to them in the Credit Agreement. 1.3 Other references (a) Unless a contrary indication appears, in this Agreement: (i) any definition of, or reference to, any agreement, instrument or other document shall be construed as a reference to such agreement, instrument or other document as amended, novated, restated, supplemented, superseded, extended or otherwise modified from time to time (subject to any restrictions on such amendments, novations, restatements, supplements, supersessions, extensions or modifications set forth in any of the Loan Documents); (ii) any reference to any person shall be construed to include such person's successors, transferees and assigns; and (iii) references to Clauses and Schedules are references to clauses of, and schedules to, this Agreement. (b) The headings in this Agreement are for ease of reference only and shall not affect the interpretation of this Agreement. 1.4 This Agreement is made in the English language. For the avoidance of doubt, the English language version of this Agreement shall prevail over any translation of this Agreement. However, where a German translation of an English word or phrase appears in the text of this Agreement, the German translation of such word or phrase shall prevail. Where a legal concept is described in English, the meaning or construction of such legal concept under any law other than the law of the Federal Republic of Germany by any relevant foreign court shall not apply to this Agreement

- 5 - AVAYA Security Transfer Agreement (#283650FRA) and in any event shall be ascribed the meaning or construction as applied by the law of the Federal Republic of Germany or a German court. 2. TRANSFER OF TITLE 2.1 Each Transferor hereby transfers by way of security to the Administrative Agent title to any and all its assets including (i) all Current Assets which are located at the premises as set out, marked and identified as "Premises" on the site maps attached hereto in Schedule 1 (Premises and Asset List), which forms an integral part of this Agreement, (the "Premises") and are set out and identified as assets of the relevant Transferor in the list of assets (the "Asset List") attached hereto in Schedule 1 (Premises and Asset List), which forms an integral part of this Agreement, at the time of the conclusion of this Agreement (the "Present Collateral") or which will be located at the Premises from time to time in the future as set out and identified as assets of the relevant Transferor in any updates of the Asset List from time to time in the future (the "Future Collateral") in each case other than any assets marked in the relevant Asset List with "SPA" in the column "Firma" or set out, as applicable, in a separate sheet or document labelled "VMI" and/or "Archiv und Packmittel" (the Future Collateral together with the Present Collateral herein referred to as the "Transferred Goods"); and 2.2 Title to the Present Collateral shall pass over to the Administrative Agent upon execution of this Agreement. Title to the Future Collateral brought to any Premises shall pass over to the Administrative Agent (at the latest), when it is identified in the (updated) Asset List. 2.3 To the extent that the relevant Transferor has only co-ownership (Miteigentum) of Transferred Goods or the relevant Transferor has any inchoate rights (Anwartschaftsrechte) in respect of Transferred Goods, the relevant Transferor hereby transfers to the Administrative Agent such co-ownership or inchoate rights, and it is agreed that the transfer of ownership, co-ownership, or inchoate rights in respect of Transferred Goods takes place on the date hereof or on the date the relevant Transferor acquires ownership, co-ownership or inchoate rights in respect of such Transferred Goods (the Transferred Goods together with the ownership, co- ownership, or inchoate rights are hereinafter referred to as the "Transferred Assets"). 2.4 In lieu of transfer of possession of the Transferred Assets to the Administrative Agent the Parties agree that the relevant Transferor shall hold the Transferred Assets in gratuitous custody (unentgeltliche Verwahrung) for the Administrative Agent. Each Transferor hereby further assigns all present and future claims against third parties obtaining actual possession of any of the relevant Transferred Assets to the Administrative Agent, who accepts such assignment. 2.5 Each Transferor and the Administrative Agent agree that any transfer of title to the Collateral Agent shall not be affected (i) by the relevant Transferor (or any servicer on its behalf) relocating any of the Transferred Assets to premises other than the Premises, (ii) relocating any of the Transferred Assets within the relevant Premises (e.g. from one storage place identified in the relevant Asset List (as applicable) to another storage place on such premises, (iii) by the relevant Transferor opening new

- 6 - AVAYA Security Transfer Agreement (#283650FRA) premises other than the Premises for the Transferred Assets in Germany or (iv) by deleting any of the Transferred Assets from the Asset List. 2.6 The Administrative Agent hereby accepts the transfers constituted in this Clause 2 (Transfer of Title). 3. SECURITY PURPOSE OF TRANSFER The transfer of title hereunder is constituted in order to secure the prompt and complete satisfaction of any and all Secured Obligations. 4. LIST OF TRANSFERRED ASSETS 4.1 Each Transferor undertakes to deliver to the Administrative Agent on a daily basis with an up-to-date list of the Transferred Assets located at the Premises. Each list of Transferred Assets shall be sent via email (to the addresses agreed between the Administrative Agent and the Transferors, being at the date hereof: brendan.mackay@citi.com) or on a readable and compatible CD, DVD or other electronic data storage medium or in such other form as agreed between the Administrative Agent and the Transferors and shall be in a format readily and easily accessible for the Administrative Agent. Upon delivery of an updated list pursuant to this Clause 4.1, the representations and warranties set out in Clauses 11.5, 11.6 and 11.7 are deemed to be made with respect to the provided information. In order to mitigate any risks related to technical issues which would cause the non-availability of any list to be provided on a daily basis, each Transferor will grant the Administrative Agent access to all information obtained under or in connection with its "Business Continuity Plan" established (as the case may be, with a warehouse owner, operator or servicer) in connection with the Premises. Such information shall, to the extent it does not affect the validity and the effectiveness of the security granted hereunder, replace the recent Asset List and shall, form an integral part of this Agreement. Provided that the Administrative Agent has obtained the required information under or in connection with such contingency plan, a failure of the relevant Transferor to provide an up-to date list of Transferred Assets pursuant to the first sentence of this Clause shall not constitute an Event of Default. 4.2 Any updated Asset List shall provide all necessary details for the clear identification of the Transferred Assets including, where applicable, the location of the Transferred Assets (including area on premises, shelve number, number of storage place (as applicable)), the owner of the location (including the relevant landlord or warehouse owner, if applicable) and identification marker, barcode, details of the nature of the Transferred Assets, the number, weight and capacity thereof, and the book value of the Transferred Assets. Each list shall be provided with a self-explanatory legend, unless the legend provided so far is still complete and up-to date. 4.3 If any Transferor employs a third party for its bookkeeping and/or data-processing and/or storage management, upon the occurrence of an Event of Default, each Transferor hereby irrevocably authorises the Administrative Agent to obtain any such lists directly from such third party at the relevant Transferor's costs and expenses and

- 7 - AVAYA Security Transfer Agreement (#283650FRA) hereby assigns all its rights under its storage servicing agreements to the Administrative Agent which is hereby accepting this assignment. 5. RETENTION OF TITLE ARRANGEMENTS Each Transferor shall, where appropriate in the ordinary course of business, terminate any retention of title arrangements (Eigentumsvorbehalt) of third parties in respect of any Transferred Assets by paying the purchase price thereof. Upon the occurrence of an Event of Default, which is continuing, the Administrative Agent shall be entitled, but not obliged, to terminate such retention of title arrangements by paying the outstanding purchase price or part thereof on behalf of the Transferor to any such third party. 6. STATUTORY LIEN 6.1 Each Transferor undertakes to use its reasonable efforts that, within sixty (60) days from the date of this Agreement, each landlord (if applicable) waives by written declaration of any statutory liens that it may have as a lessor or landlord or as an owner of Premises under the laws of the Federal Republic of Germany in relation to any of the Transferred Assets of the relevant Transferor. Each Transferor shall authorize the relevant lessor or landlord or owner of the Premises to provide the Administrative Agent or any of its designees with any information relating to the relevant Transferred Assets and the leased premises (as applicable) upon the Administrative Agent's reasonable request and to grant access to the relevant premises to the Administrative Agent (or any of its designees) as set out in Clause 17.3. Each Transferor shall use its reasonable efforts that the relevant lessor or landlord or owner of a warehouse confirms that it will honour such instructions. In the event that any Transferor enters into a new lease agreement or a new agreement with a warehouse owner in future, the relevant Transferor will instruct the relevant lessor or landlord or owner of a warehouse as set out above and procures to use reasonable efforts to provide the Administrative Agent with the aforementioned declarations of the relevant lessor or landlord or owner of a warehouse prior to relocating and/or storing any assets at such premises or warehouses. 6.2 If the Transferred Assets or any part thereof become subject to any statutory lien in favour of any third party (e.g., landlords, warehouse owners, contractors), other than the statutory liens in favour of the lessor of the Premises and owner of a warehouse Premises existing as of the date hereof or any other Permitted Lien, each Transferor shall inform the Administrative Agent promptly thereof and, if so requested by the Administrative Agent, shall prove to the Administrative Agent the punctual payment of the sums so secured in favour of third parties ten (10) Business Days after the due date for payment. 6.3 Without limiting the obligations set out in Clause 6.1 above, each Transferor shall, upon reasonable request of the Administrative Agent, use reasonable efforts to provide the Administrative Agent with a written waiver of such third party of any rights relating to the Transferred Assets and will inform the Administrative Agent promptly by telefax should it, the relevant Transferor, fail to pay any of its obligations

- 8 - AVAYA Security Transfer Agreement (#283650FRA) secured under the statutory lien and if the relevant third party has given notice to such Transferor that it intends to enforce its lien. 6.4 The Administrative Agent shall be entitled (but is not obliged), at any time after the occurrence of an Event of Default which is continuing, to pay the sums secured under the statutory lien for the account of the relevant Transferor in order to ward off any statutory lien. 7. USE OF AND LABELLING OF TRANSFERRED ASSETS 7.1 Subject to Clause 6 (Statutory Lien), except if the failure to do so would not reasonably be expected to have a Material Adverse Effect, each Transferor shall keep the Transferred Assets in good order, ordinary wear and tear and casualty or condemnation excepted and consistent with past practice at its own costs and expenses. 7.2 Each Transferor undertakes to the Administrative Agent to procure that all its present and future Current Assets and Fixed Assets located at the Premises are identified as assets of the relevant Transferor in the form as agreed between the Administrative Agent and the Transferors. 7.3 At any time after the occurrence of an Event of Default which is continuing, the Administrative Agent shall be entitled to, or request the relevant Transferor to, label the Transferred Assets, or parts thereof, and mark them in the books and records of the relevant Transferor to show to third parties that they have been transferred for security purposes to the Administrative Agent. 8. PREMISES 8.1 Each Transferor undertakes towards the Administrative Agent that upon the opening or occupation of new premises where any of the Transferred Assets are not only temporarily stored it shall promptly notify the Administrative Agent and deliver a detailed site map of the premises. Upon receipt of such notice and the respective site map showing the exact locations at which such Transferred Assets, to the extent located at such premises, are stored, the relevant locations shall also constitute Premises. 8.2 The relevant Transferor's right to relocate any of the Transferred Assets to premises other than the Premises is subject to the terms of the Loan Documents, Clause 7 (Use of and Labelling of Transferred Assets) and Clause 9 (Disposal and Transfer of Transferred Assets). 9. DISPOSAL AND TRANSFER OF TRANSFERRED ASSETS Subject to Clause 10 (Revocation of Rights), each Transferor may, in accordance with the terms and conditions of the Loan Documents, use, dispose of and otherwise deal with the Transferred Assets in the ordinary course of business or as otherwise permitted under the Credit Agreement. In doing so, each Transferor shall act with the care of a prudent businessman (Sorgfalt eines ordentlichen Kaufmanns).

- 9 - AVAYA Security Transfer Agreement (#283650FRA) 10. REVOCATION OF RIGHTS At any time after the occurrence of an Event of Default which is continuing, the Administrative Agent may revoke the right of the Transferors to dispose of the Transferred Assets permitted pursuant to Clause 9 (Disposal and Transfer of Transferred Assets) and the Administrative Agent may request a transfer of possession of the Transferred Assets to it. 11. REPRESENTATIONS The Transferor hereby guarantees (garantiert) to the Administrative Agent by way of an independent guarantee (selbstständiges Garantieversprechen) pursuant to § 311 para. 1 of the German Civil Code (Bürgerliches Gesetzbuch, "BGB") that the following statements are accurate and complete as at the date hereof: 11.1 at the date hereof each Transferor is validly existing and at the date hereof (i) each of Transferor 1 and Transferor 2 is neither unable to pay its debts as and when they fall due (zahlungsunfähig), over-indebted (überschuldet) nor subject to imminent illiquidity (drohende Zahlungsunfähigkeit) (all within the meaning of §§ 17 to 19, inclusive, of the German Insolvency Act (Insolvenzordnung)) or any similar situation under any applicable law or subject to any insolvency proceedings (Insolvenzverfahren) or similar proceedings under any applicable law and (ii) Transferor 3 is not (A) unable to pay its debts within the meaning of any applicable law or (B) otherwise unable to pay its debts as they fall due and (ii) Transferor 3 is able (and has not admitted its inability) to pay its debts as they fall due, has not suspended or threatened to suspend making payments of any of its debts, has not by reason of actual or anticipated financial difficulties, commenced negotiations with its creditors (other than the Lenders) with a view to rescheduling its indebtedness and no moratorium has been declared in respect of its indebtedness; 11.2 save for liens arising under mandatory law or contractual liens which are customary in the trade of the relevant Transferor, any lien created pursuant to any other Loan Document, or any lien permitted under the Credit Agreement, it is the sole legal and beneficial (wirtschaftlicher) owner, co-owner or holder of an inchoate right of the Present Collateral, is free to transfer any of the Present Collateral to the Administrative Agent as undertaken in this Agreement and is not subject to any restrictions of any kind with regard to the transfer of, or the granting of a security interest over, the Present Collateral; 11.3 save for liens arising under mandatory law or contractual liens which are customary in the trade of the relevant Transferor, any lien created pursuant to any other Loan Document, or any lien permitted under the Credit Agreement, the Transferred Assets are (i) free from any rights of third parties (including pre-emption rights), (ii) not subject to any restrictions of any kind with regard to the transfer of, or the granting of any security interest over the Present Collateral and (iii) free from any encumbrances; 11.4 the Premises set out and described in Schedule 1 (Premises and Asset List) are the only premises in Germany owned, rented or otherwise used from time to time by any

- 10 - AVAYA Security Transfer Agreement (#283650FRA) Transferor for the purpose of keeping or otherwise accommodating any movable assets; 11.5 each asset stored in a storage place located on the Premises and identified by reference to shelve number, storage number and row (Regal, Horizontal, Vertikal) as set out in the Asset List can be tracked solely to one Transferor (i.e. no further assets of any other Transferor or third party are stored in such storage place); 11.6 each storage place located on the Premises and identified by reference to shelve number, storage number and row (Regal, Horizontal, Vertikal) as set out in the Asset List is used for the storage of one type of assets only (i.e., all such assets have the same article number (Artikelnummer) and once assets have been stored in such storage place no further assets will be stored in such place until such storage place is empty; and 11.7 the information included and set out in Schedule 1 (Premises and Asset List) is complete and correct in all material respects. 12. UNDERTAKINGS During the term of this Agreement, each Transferor undertakes to the Administrative Agent (unless expressly stipulated otherwise in the Credit Agreement): 12.1 unless otherwise explicitly permitted under this Agreement or the Credit Agreement or arising under any other Collateral Document, no Transferor will create or permit to subsist any Security or any other encumbrance over all or any of the Transferred Assets or any interest therein or otherwise sell, transfer or dispose of the whole or any part of such Transferred Assets or any interest therein (including, for the avoidance of doubt, any transfer by means of universal or partial succession (Gesamtrechtsnachfolge, partielle Gesamtrechtsnachfolge)) or knowingly do or permit to be done anything which might reasonably be expected to depreciate, jeopardise or otherwise directly or indirectly prejudice the Administrative Agent's security interest, in each case without the prior written consent of the Administrative Agent; 12.2 at its own expense, if requested by the Administrative Agent, to defend its title or interest in the Transferred Assets, and the security interest of the Administrative Agent created hereunder and the priority thereof, in each case against any and all liens (including Pfändungen but other than liens permitted pursuant to the Credit Agreement), however arising, of all Persons whomsoever; 12.3 it will not sell, transfer, assign, encumber or otherwise dispose of any of the Transferred Assets or any interest therein or agree to do so except as expressly permitted hereunder or in the Credit Agreement or any other Collateral Document; and 12.4 it will make all declarations and take all actions, at its own costs and expenses, that the Administrative Agent reasonably requests as being necessary or desirable for the creation, perfection, maintenance, protection, continuance or enforcement of any of the rights purported to be created hereunder. Without prejudice to the generality of

- 11 - AVAYA Security Transfer Agreement (#283650FRA) this Clause 12.4, Transferor 3 hereby irrevocably and unconditionally authorises the Administrative Agent and each legal advisor appointed by the Administrative Agent to do, at the cost and expense of Transferor 3, all acts and sign on behalf of Transferor 3 all required documents and forms (whether physical or in electronic format) as the Administrative Agent and/or such advisor may consider necessary or desirable to procure compliance with the procedure under section 409(3) or 409(4) of the Companies Act 2014 of Ireland. Transferor 3 hereby irrevocably and unconditionally indemnifies and agrees to hold the Administrative Agent and each Lender (and their respective legal advisors) harmless against any loss or liability incurred by the Administrative Agent and such Lender (or any such legal advisor) as a consequence of the Administrative Agent or any Lender (or any such legal advisor) procuring compliance with the procedure under section 409(3) or 409(4) of the Companies Act 2014 of Ireland in reliance on this Clause. For the avoidance of doubt, this Clause authorises the Administrative Agent or its legal adviser to include their e- mail address in any Form for the purposes of receiving a certificate of registration of a charge from the Companies Registration Office of Ireland. 13. ENFORCEMENT 13.1 At any time after the occurrence of an Event of Default which is continuing, the Administrative Agent shall be entitled to enforce its rights under this Agreement and realise the Transferred Assets. 13.2 At any time after the occurrence of an Event of Default which is continuing, the Administrative Agent will notify the relevant Transferor at least 5 (five) Business Days prior to the enforcement of the Transferred Assets (or any of them) under this Agreement. No such notification shall be required if it were unsuitable under the circumstances (untunlich), in particular if (i) the relevant Transferor has generally ceased to make payments (Zahlungseinstellung), (ii) an application for the institution of insolvency proceedings has been filed by or against the relevant Transferor (Antrag auf Eröffnung eines Insolvenzverfahrens) or insolvency proceedings have been opened (Eröffnung eines Insolvenzverfahrens) against the relevant Transferor, unless in case of an application filed against it, such application is obviously abusive, or (iii) compliance with the notice period would have an adverse effect on the enforcement and realisation of the Transferred Assets. Each Transferor hereby expressly agrees that these notice provisions are sufficient and the Administrative Agent shall not be obliged to deliver any further notices or proof to the relevant Transferor prior to the realisation of the Transferred Assets. 13.3 At any time after the occurrence of an Event of Default which is continuing, the Administrative Agent may, in its sole discretion, determine which of several security interests (created under this Agreement or elsewhere) shall be used to satisfy the Secured Obligations. 13.4 At any time after the occurrence of an Event of Default which is continuing, the Administrative Agent may request that all documents of title and other documents relating to the Transferred Assets be handed over to it and each Transferor hereby agrees to promptly comply with any such request.

- 12 - AVAYA Security Transfer Agreement (#283650FRA) 13.5 At any time after the occurrence of an Event of Default which is continuing, to the extent legally permissible, the Administrative Agent has the right to sell all or part of the Transferred Assets by way of private sale and may take all measures and enter into any and all agreements which it considers to be expedient in connection therewith. The Administrative Agent may request that the any Transferor sells, or assists in the sale of the Transferred Assets for and on its behalf and in accordance with the Administrative Agent's instruction. Each Transferor shall promptly comply with any such request and shall (i) use its best efforts to achieve the highest value for such assets, (ii) upon receipt of any proceeds of realisation, hold the same for the benefit of the Administrative Agent, (iii) give account to the Administrative Agent for the proceeds thereof, and (iv) ensure that any proceeds are promptly paid-out to the Administrative Agent. 13.6 The proceeds from the realisation of the Transferred Asset shall be applied in accordance with the terms and conditions of the Credit Agreement. After the complete, unconditional and full payment and discharge of all Secured Obligations any remaining proceeds resulting from the enforcement of the security interests granted hereunder (or parts thereof) shall be transferred to the relevant Transferor at its own costs and expenses. 13.7 Given the non-accessory nature of the Security created hereunder, no Transferor has a defences of revocation and set-off and no defences based on defences any Loan Party might have against the Secured Obligations. The Administrative Agent is not required to proceed against or enforce any other rights or security before enforcing the security created hereunder. 14. LIMITATIONS ON ENFORCEMENT RELATING TO THE GERMAN TRANSFERORS 14.1 Notwithstanding anything to the contrary in this Agreement or any other Loan Document, if and to the extent that any managing director (Geschäftsführer) of a German Transferor (or, in case of Transferor 1, of its general partner) demonstrates in writing to the Administrative Agent by way of providing a certificate accompanied with background information satisfactory to the Administrative Agent (acting reasonably) that enforcement of the collateral created hereunder in respect of any Cross- and Upstream Liability Obligation were to cause personal liability of such managing director based on mandatory restrictions imposed by German law relating to up-stream and cross-stream guarantees and/or collateral and/or payment, the Administrative Agent shall only be entitled to enforce the collateral created hereunder in respect of the Cross- and Upstream Liability Obligation up to the amount at which no such personal liability (as demonstrated by the managing director) would occur. In the event that the Administrative Agent is so restricted in enforcement of the collateral granted hereunder pursuant to this Clause, the relevant German Transferor shall take all reasonable measures to mitigate the effect of such limitation and inform the Administrative Agent of any such measures accordingly. The relevant German Transferor shall at any time, upon the Administrative Agent's reasonable request, provide the Administrative Agent with further and updated evidence showing whether and to which extent its financial condition has improved. The Administrative Agent shall at all times remain entitled, acting reasonably, to further enforce the collateral

- 13 - AVAYA Security Transfer Agreement (#283650FRA) created hereunder in respect of the Cross- and Upstream Liability Obligation as and when the financial condition of the relevant German Transferor improves. 14.2 Any evidence relating to financial information delivered by the relevant German Transferor in connection with Clause 14.1 above shall be prepared in accordance with the provisions of the German Commercial Code (Handelsgesetzbuch, "HGB") consistently applied by the relevant German Transferor (or in case of Transferor 1, by its general partner) in preparing its unconsolidated balance sheets (Jahresabschluss) according to § 42 German Limited Liability Companies Act (Gesetz betreffend die Gesellschaften mit beschränkter Haftung, GmbHG), §§ 242, 264 HGB in the previous years, save that (i) loans provided to the relevant German Transferor by its parent or any of its parent's subsidiaries shall be disregarded, if and to the extent that such loans are subordinated or are considered subordinated by law or by contract at least to the rank pursuant to § 39 (1) No. 5 InsO and (ii) loans or other contractual liabilities incurred by the relevant German Transferor in breach of this Agreement or any other Loan Document shall not be taken into account as liabilities. 14.3 “Cross- and Upstream Liability Obligations” means any guarantee and indemnity or joint and several liability which secures any obligations owed by any other Loan Party who is an affiliated company (verbundenes Unternehmen) within the meaning of § 15 German Stock Corporation Act (Aktiengesetz) (in each case other than a direct or indirect subsidiary of the relevant German Transferor). For the avoidance of doubt, any guarantee and indemnity or joint and several liability which secures any obligations owed in respect of (x) loans to the extent they are on-lent to the relevant German Transferor or any of its direct or indirect subsidiaries and such amount is not repaid or (y) bank guarantees, letters of credit or any other financial or monetary instrument issued for the benefit of any of the creditors of the relevant German Transferor or any of its direct or indirect subsidiaries shall not constitute Cross- and Upstream Liability Obligations 15. BOOKKEEPING AND DATA PROCESSING 15.1 Each Transferor hereby assigns to the Administrative Agent, who hereby accepts such assignment, any right it has against any third party (in particular any bookkeeping firm or tax consultant) in respect of the return of any means of evidence or documents which the relevant Transferor has handed over to such third party and which are necessary to identify the Transferred Assets. Each Transferor undertakes to instruct any such third party, upon the occurrence of an Event of Default which is continuing, to provide the Administrative Agent upon first demand with such information, proof and documents which are necessary to check, assess and/or enforce the security interest created hereby. 15.2 Upon the occurrence of an Event of Default which is continuing, each Transferor shall allow the Administrative Agent access to any electronic data-processing system, including peripheral equipment, in which any data concerning the Transferred Assets or any part thereof have been stored at all reasonable times during normal business hours and upon reasonable advance notice. Moreover, upon the occurrence of an Event of Default which is continuing, each Transferor shall provide any assistance required to the Administrative Agent (including by making software operators

- 14 - AVAYA Security Transfer Agreement (#283650FRA) available). Each Transferor hereby assigns to the Administrative Agent, who hereby accepts such assignment, all its rights against any third party which handles the electronic processing of data concerning the Transferred Assets and undertakes to instruct any such third party, upon a respective demand of the Administrative Agent following the occurrence of an Event of Default which is continuing, to handle the processing of data for the Administrative Agent as it did for the Transferor provided that the Transferors shall continue to be given access to any data it requires in their ordinary course of business. 15.3 The Administrative Agent authorises each Transferor to exercise the rights assigned to the Administrative Agent pursuant to Clauses 15.1 above and 15.2 above at all times prior to the occurrence of an Event of Default. 16. RECOURSE CLAIMS No Transferor shall at any time before, on or after an enforcement of the Transferred Assets, and/or as a result of any Transferor entering into this Agreement, have any recourse claims (Rückgriffsansprüche) (including those on the basis of unjust enrichment (ungerechtfertigte Bereicherung)) or be entitled to demand indemnification or compensation from any Loan Party or any of the relevant Loan Party's affiliates or to assign any of these claims. Each Transferor hereby irrevocably waives (Verzicht auf Rückgriffsansprüche) and, to the extent any rights or claims are not covered by such waiver, agrees not to exercise (pactum de non petendo) any rights or claims that may pass to, or are otherwise established or created for the benefit of, the relevant Transferor by subrogation or otherwise, including any recourse claim against any Loan Party as a result of: (a) the repayment by the relevant Transferor of any debt or the satisfaction of any other obligation of that Loan Party under any of the Loan Documents; or (b) the enforcement in any of the Transferred Assets (or any part thereof). 17. RIGHT OF INSPECTION 17.1 Each Transferor authorises the Administrative Agent and its designees during the term of this Agreement and upon reasonable prior written notice (including by e-mail) to inspect the Transferred Assets at the relevant Premises during normal business hours upon the occurrence of an Event of Default which is continuing. 17.2 To the extent that any of the Transferred Assets are in the possession of a third party, such third party shall, upon the request of the Administrative Agent following the occurrence of an Event of Default which is continuing, be instructed by the relevant Transferor to permit access and to allow inspection by the Administrative Agent and its designees of the relevant Transferred Assets at such third party's premises. 17.3 To the extent that any of the Transferred Assets are in the possession of a third party such third party shall be instructed by the relevant Transferor to permit access and to allow inspection by the Administrative Agent and its designees of the relevant Transferred Assets at such third party's premises.

- 15 - AVAYA Security Transfer Agreement (#283650FRA) 18. COSTS AND EXPENSES Sections 10.04 and 10.05 of the Credit Agreement shall apply accordingly as explicitly set out in this Agreement. 19. INDEMNITY Section 10.05 of the Credit Agreement shall apply accordingly as explicitly set out in this Agreement. 20. DURATION AND INDEPENDENCE 20.1 This Agreement shall remain in full force and effect until complete satisfaction of the Secured Obligations. The security interest created hereunder shall not cease to exist if the Secured Obligations have only temporarily been discharged. 20.2 This Agreement shall create a continuing security interest and no amendment, novation, restatement, supplement, supersession, extension or other modification whatsoever in the Credit Agreement or in any document or agreement related to the Credit Agreement shall affect the validity, enforceability or the scope of this Agreement nor the obligations that are imposed on the Transferors pursuant to it. 20.3 This Agreement is independent from any other security that may have been or will be given to the Secured Parties (including the Administrative Agent). Such other security shall not prejudice, shall not be prejudiced by, and shall not be merged in any way with this Agreement. 20.4 Waiving § 418 BGB, each Transferor hereby agrees that the security interest created hereunder shall not be affected by any transfer or assumption of the Secured Obligations to, or by, any third party. 21. RETRANSFER OF TRANSFERRED ASSETS 21.1 Upon complete satisfaction of the Secured Obligations, the Administrative Agent will as soon as reasonably practicable, at the cost and expense of the Transferors retransfer the Transferred Assets to the relevant Transferor and surrender the excess proceeds, if any, resulting from any realisation of the Transferred Assets. The Administrative Agent will, however, transfer any of the Transferred Assets or excess proceeds to a third person if so required by mandatory, applicable law. 21.2 At any time when the total value of any and all Security granted by the Transferors and any of the other Foreign Loan Parties to secure the Secured Obligations, which can be expected to be realized in the event of an enforcement of any and all Security (realisierbarer Wert), exceeds 110% of the Secured Obligations (the "Limit") not only temporarily, the Administrative Agent shall, on demand of the relevant Transferor, release such part of the Security (Sicherheitenfreigabe) as the Administrative Agent may in its sole discretion determine so as to reduce the realizable value of the Security to the Limit.

- 16 -

22. NOTICES AND LANGUAGE

22.1 All notices, consents, and other communications hereunder shall be made in writing and shall be hand-delivered or sent by facsimile or courier to the following addresses, or to such other recipients or addresses as notified by the respective Party to the other Parties in writing no later than 5 (five) Business Days before any subsequent notices or communications will be sent to such Person:

to Transferor 1:	**AVAYA GMBH & CO. KG**	
	Address:	Theodor-Heuss-Allee 112 60486 Frankfurt am Main Germany
	Telefax:	(0049) (69) 7505 56384
	Attention:	Wolfgang Zorn Area Controller DACH
to Transferor 2:	**AVAYA DEUTSCHLAND GMBH**	
	Address:	Theodor-Heuss-Allee 112 60486 Frankfurt am Main Germany
	Telefax:	(0049) (69) 7505 56384
	Attention:	Wolfgang Zorn Area Controller DACH
to Transferor 3:	**AVAYA INTERNATIONAL SALES LIMITED**	
	Address:	The Atrium, Block A, Blackthorn Road, Sandyford Business Park, Sandyford, Dublin 18, Ireland
	Fax:	+ 353 1 6567780
	Attention:	Michael Murray
in each case with copy to:	**Adele Freedman**	
	Address:	c/o Avaya Inc. 4655 Great American Parkway Santa Clara, CA 95054 U.S.A.
	Michael Lee	
	Address:	ROPES & GRAY LLP Prudential Tower, 800 Boylston Street Boston, MA 02199-3600 U.S.A.
to the Administrative Agent:	**CITIBANK, N.A.**	
	Address:	390 Greenwich Street, 1st Floor New York, NY 10013
	Attention:	Brendan Mackay

AVAYA Security Transfer Agreement (#283650FRA)

- 17 - AVAYA Security Transfer Agreement (#283650FRA) Telephone: (001) (212) 723-3752 Telefax: (001) (646) 291-3363 22.2 Proof of posting or dispatch of any notice or communication to any Transferor shall be deemed (widerlegbare Vermutung) to be proof of receipt in the case of a letter, on the second Business Day in the country of receipt after posting and in the case of a fax transmission or cable on the Business Day in the country of receipt immediately following the date of its dispatch. 22.3 Any notice or other communication under or in connection with this Agreement shall be in the English language or, if in any other language, accompanied by a translation into the English language. In the event of any conflict between the English language text and the text in the other language, the English language text shall prevail (including in case of translations into the English language). 23. PARTIAL INVALIDITY; WAIVER 23.1 Invalidity Without prejudice to any other provision hereof, if at any time any provision hereof is or becomes void (nichtig), invalid, illegal or unenforceable in any respect in any jurisdiction or with respect to any Party, this shall not, to the fullest extent permitted by mandatory, applicable law, render void, invalid, illegal or unenforceable such provision or provisions in any other jurisdiction or with respect to any other Party and shall not affect or impair the validity, legality and enforceability of the remaining provisions hereof. Such void, invalid, illegal or unenforceable provision shall be deemed replaced by such valid, legal and enforceable provision that comes as close as reasonably possible to the commercial intentions of the Parties. Should a gap (Regelungslücke) become evident in this Agreement, such gap shall, without affecting or impairing the validity, legality and enforceability of the remaining provisions hereof, be deemed to be filled with such provision as comes as close as reasonably possible to what the Parties would have intended in accordance with the purpose of this Agreement had they considered the point at the time of conclusion of this Agreement. § 139 BGB shall not at all apply. 23.2 Waiver No failure to exercise, nor any delay in exercising, on the part of the Administrative Agent, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy. The rights and remedies provided hereunder are cumulative and not exclusive of any rights or remedies provided by law. 24. COUNTERPARTS AND CONCLUSION OF THIS AGREEMENT 24.1 This Agreement may be executed in any number of counterparts each of which when so executed shall constitute one and the same Agreement.

- 18 - AVAYA Security Transfer Agreement (#283650FRA) 24.2 This Agreement may be concluded by an exchange of signed signature page(s), transmitted by way of fax, computer fax or attached as an electronic photocopy to an email. 24.3 If the Agreement is to be concluded pursuant to Clause 24.2 (Counterparts and Conclusion of this Agreement) above, each Party shall transmit its signed signature page(s) to Skadden, Arps, Slate, Meagher & Flom LLP, attention Dr. Jörg Hanke and Dr. Johannes Kremer by electronic mail to joerg.hanke@skadden.com and johannes.kremer@skadden.com (each a "Recipient"). The Recipient acting as an authorised receiving agent (Empfangsbote) will forward all received signature pages to all Parties by one of the means of communication referred to in Clause 24.2 (Counterparts and Conclusion of this Agreement) above. The Agreement shall be concluded as soon as all Parties to this Agreement as of the date hereof have received signature pages of all other Parties (actually or in a form acknowledged by German case law - Zugang). Promptly after receipt of all signature pages by the Parties, each party to this Agreement shall confirm such receipt. 24.4 For the purposes of Clause 24.3 (Counterparts and Conclusion of this Agreement) above, each Party authorises each Recipient by (counter)signing this Agreement to receive on its behalf the signature page(s) from all other Parties as an authorised receiving agent (Empfangsbote). For the avoidance of doubt, no Recipient shall have further duties connected with its position as Recipient (in particular, but not limited to, no Recipient shall be under an obligation to examine the genuineness of the signatures or the authorisation of the signatories). 24.5 For purposes of proof and confirmation only, the Administrative Agent may request that one or several copies of this Agreement shall be originally signed by the Parties. 25. AMENDMENTS Changes to and amendments of this Agreement, including this Clause 25, must be made in writing by the Parties hereto. 26. ASSIGNS AND TRANSFEREES This Agreement shall be binding upon the Parties and their respective successors in law. The Administrative Agent shall be entitled to assign or otherwise transfer any and all of its rights and duties under this Agreement to any third party in accordance with the Credit Agreement. None of the Transferors shall be entitled to any such assignment or transfer other than pursuant to a transaction permitted by the Credit Agreement. 27. APPLICABLE LAW; JURISDICTION 27.1 Governing Law This Agreement shall be governed by and construed in accordance with, the laws of the Federal Republic of Germany.

- 19 - AVAYA Security Transfer Agreement (#283650FRA) 27.2 Jurisdiction The district court (Landgericht) in Frankfurt am Main shall, to the extent legally permissible, have exclusive jurisdiction for any and all disputes arising under or in connection with this Agreement; provided, however, that the Administrative Agent shall also be entitled to take action against any of the Transferors in any other court of competent jurisdiction and that the taking of proceedings against any Transferor in any one or more jurisdictions shall not preclude the taking of proceedings in any other jurisdiction (whether concurrently or not) if and to the extent permitted by applicable law. ***